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                                                                       EXHIBIT 5

                                                                January 23, 1996

Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933

Dear Sirs and Mesdames:

     I am familiar with the Form S-4 registration statement being filed by the company with the Securities and Exchange Commission under the Securities Act of 1933 relating to the proposed issuance of up to 25,492,440 shares of the company's common stock in connection with the merger of a wholly-owned subsidiary of the company into Cordis Corporation pursuant to the terms of the November 12, 1995 merger agreement among the company, its subsidiary and Cordis Corporation.

     I have reviewed the company's restated certificate of incorporation and by-laws and such other corporate records of the company and documents and certificates of public officials and others as I have deemed necessary as a basis for the opinion hereinafter expressed.

     Based on the foregoing and having regard for such legal considerations as I deem relevant, I am of the opinion that the shares of common stock covered by the registration statement, when delivered in exchange for shares of Cordis Corporation common stock pursuant to the merger agreement, will be duly authorized, validly issued, fully paid and nonassessable.

     I hereby consent to the use of my name under the caption "Legal Matters" in the proxy statement-prospectus constituting a part of the registration statement and to the use of this opinion as an exhibit to the registration statement.

                                          Very truly yours,

                                          /s/  JOSEPH S. ORBAN

                                          --------------------------------------
                                          Joseph S. Orban
                                          Associate General Counsel